QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on April 9, 2003

Registration No. 333-        .

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CITY NATIONAL CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6712 (Primary Standard Industrial Classification Code Number)	95-2568550 (I.R.S. Employer Identification No.)

400 North Roxbury Drive, Beverly Hills, California 90210, (310) 888-6000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Michael B. Cahill, Esq.
Executive Vice President, General Counsel and Secretary
400 North Roxbury Drive
Beverly Hills, California 90210
(310) 888-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
 Edward D. Herlihy, Esq.
Gavin D. Solotar, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

        Approximate date of commencement of proposed sale to public:    As soon as practicable after the effective time of this Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)

5.125% Senior Notes Due 2013	$225,000,000	100%	$225,000,000	$18,203

(1)
Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f) under the Securities Act of 1933.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these notes until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these notes and we are not soliciting an offer to buy these notes in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 9, 2003

PROSPECTUS

        City National Corporation
Offer to Exchange
$225,000,000 aggregate principal amount of
5.125% Senior Notes Due 2013
that have been registered under the Securities Act of 1933
for
$225,000,000 aggregate principal amount of
outstanding 5.125% Senior Notes Due 2013

        The exchange offer will expire at 5:00 p.m., New York City time, on            , 2003, unless extended.

        We are offering to exchange an aggregate principal amount of up to $225,000,000 of 5.125% senior notes due 2013, which have been registered under the Securities Act of 1933, for a like amount of our outstanding $225,000,000 of 5.125% senior notes due 2013. When we refer to "exchange notes," we are referring to the 5.125% senior notes due 2013 offered by this prospectus, and when we refer to "outstanding notes," we are referring to the outstanding 5.125% senior notes due 2013.

        The terms of the exchange notes are substantially identical to the terms of the outstanding notes, except for transfer restrictions, registration rights and interest step-up provisions relating to the outstanding notes. There is no existing market for the notes to be issued, and we do not intend to apply for their listing on any securities exchange. We will not receive any proceeds from the exchange offer.

        You may withdraw your tender at any time prior to the expiration date of the exchange offer.

        The notes being offered are not savings or deposit accounts or other obligations of any bank or savings association, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        See the section entitled "Risk Factors" on page 7 for a discussion of the risks that you should consider before tendering your outstanding notes for exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of exchange notes in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date of the documents incorporated by reference.

        As used in this prospectus, unless otherwise expressly stated or where the context otherwise requires, all references to "City National Corporation," "we," "our," "us" and all similar references are to City National Corporation and our consolidated subsidiaries, including our primary subsidiary, City National Bank. We refer to City National Bank in this prospectus as the "Bank."

PROSPECTUS SUMMARY

        This summary does not contain all of the information that may be important to your investment decision. You should read this entire prospectus, including the documents incorporated by reference in the prospectus, before deciding to invest in the exchange notes.

Our Business

        We are a bank holding company registered with the Federal Reserve under the Bank Holding Company Act of 1956, as amended. Our primary wholly-owned subsidiary, City National Bank, was founded in 1953 and commenced business operations in January 1954. We were organized in Delaware in 1968 to acquire the outstanding capital stock of the Bank. As of December 31, 2002, on a consolidated basis, our total assets were approximately $11.9 billion, our total deposits were approximately $9.8 billion and our total shareholders' equity was approximately $1.1 billion, and we had approximately $19.5 billion in investment and trust assets under management or administration. The Bank is the second largest independent bank headquartered in California, providing banking, investment and trust services through 54 offices, including an office in New York City and 12 full-service regional centers in Southern California and the San Francisco Bay Area.

        Our headquarters are located at City National Center, 400 North Roxbury Drive, Beverly Hills, California 90210, and our telephone number is (310) 888-6000. Our common stock is listed on the New York Stock Exchange under the trading symbol "CYN."

The Exchange Offer

        On February 13, 2003, we completed the private offering of $225,000,000 aggregate principal amount of 5.125% senior notes due 2013 in a transaction exempt from the registration requirements of the Securities Act. Simultaneously with that transaction, we entered into a registration rights agreement with the initial purchasers of the outstanding notes, in which we agreed to deliver this prospectus to you and to complete this exchange offer for the outstanding notes. Below is a summary of the exchange offer.

Terms of the Offer	We are offering to exchange a like amount of exchange notes for the outstanding notes, in denominations of $1,000 in principal amount and integral multiples of that amount. In order to be exchanged, an outstanding note must be properly tendered and accepted. As of the date of this prospectus, there are $225,000,000 principal amount of outstanding notes outstanding. We will issue exchange notes promptly after the expiration of the exchange offer.
Expiration Date	The exchange offer expires at 5:00 p.m., New York City time, on , 2003, unless extended in our sole discretion.
Procedures for Tendering
To tender outstanding notes, you must complete and sign a letter of transmittal in accordance with the instructions contained in it and forward it by mail, facsimile or hand delivery, as applicable, together with any other documents required by the letter of transmittal, to the exchange agent, either with the outstanding notes to be tendered or in compliance with the specified procedures for guaranteed delivery of outstanding notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such registered holder promptly if they wish to tender outstanding notes pursuant to the exchange offer. See "The Exchange Offer—Procedures for Tendering."

Letters of transmittal and certificates representing outstanding notes should not be sent to us. Those documents should only be sent to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See "The Exchange Offer—Exchange Agent."
Acceptance of Outstanding Notes For Exchange; Issuance of Exchange Notes
Subject to the conditions stated in "The Exchange Offer—Conditions to the Exchange Offer," we will accept for exchange any and all outstanding notes that are properly tendered in the exchange offer and not withdrawn before the expiration date. The exchange notes will be delivered promptly after the expiration date.
Withdrawal Rights	You may withdraw your tender at any time prior to the expiration date of the exchange offer.
United States Federal Income Tax Consequences
Your exchange of outstanding notes for exchange notes to be issued in the exchange offer will not result in any gain or loss to you for United State federal income tax purposes. See "Material United States Federal Income Tax Considerations."
Resales of Exchange Notes
Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer, without further registration under the Securities Act, if:
• you acquire the exchange notes in the ordinary course of your business;
• you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes;
• you are not an "affiliate" of City National Corporation (as defined in Rule 405 of the Securities Act);
• you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the exchange notes;
•
you are a broker-dealer, you receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and you deliver a prospectus in connection with any resale of these exchange notes; and

• you are not acting on behalf of any person who could not truthfully make the foregoing representations.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. See "Plan of Distribution."
Exchange Agent
U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer. The address and telephone and facsimile numbers of the exchange agent are listed under the heading "The Exchange Offer — Exchange Agent."
Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer.

The Exchange Notes

        The terms of the exchange notes and the outstanding notes are identical in all material respects, except that:

  •
  the exchange notes will have been registered under the Securities Act;

  •
  the exchange notes will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

  •
  the exchange notes will not contain provisions relating to the payment of special interest to the holders of the outstanding notes under the circumstances related to the registration of the outstanding notes and the timing of the exchange offer.

        A brief description of the material terms of the exchange notes follows.

Issuer	City National Corporation.
Securities Offered	Up to $225,000,000 aggregate principal amount of 5.125% senior notes due 2013, which have been registered under the Securities Act.
Maturity	February 15, 2013.
Interest	We will pay interest on the exchange notes at the rate of 5.125% per year payable in cash on February 15 and August 15 of each year, beginning on August 15, 2003.
Ranking
The exchange notes will be City National Corporation's unsecured unsubordinated obligations and will rank equally with all of our other unsecured unsubordinated indebtedness. The exchange notes will be effectively subordinated to all of our secured indebtedness to the extent of the assets so securing such indebtedness and all indebtedness and other liabilities, including trade payables, of our subsidiaries.
Redemption	The exchange notes will not be redeemable prior to maturity.

Restrictive Covenants
We will issue the exchange notes under the same indenture with U.S. Bank National Association, as trustee, under which the outstanding notes were issued. The indenture, among other things, restricts our ability to:
	•	dispose of shares of voting stock of the Bank; and
	•	sell all or substantially all of our assets or merge or consolidate with or into other entities, without satisfying the conditions described in the section entitled "Description of the Exchange Notes—Certain Covenants."

RISK FACTORS

        Before tendering outstanding notes in the exchange offer, you should carefully review the information contained elsewhere in this prospectus and should particularly consider the following discussion of the risks involved.

You may have difficulty selling the outstanding notes you do not exchange.

        If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your outstanding notes as described in the legend on the global security representing the outstanding notes. There are restrictions on transfer of your outstanding notes because we issued the outstanding notes under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, these requirements. We do not intend to register any outstanding notes not tendered in the exchange offer and, upon consummation of the exchange offer, you will not be entitled to any rights to have your untendered outstanding notes registered under the Securities Act. In addition, the trading market, if any, for the remaining outstanding notes will be adversely affected depending on the extent to which outstanding notes are tendered and accepted in the exchange offer.

You may have difficulty selling the exchange notes because there is no existing trading market for them.

        The exchange notes are being offered to the holders of the outstanding notes, which were issued on February 13, 2003 to a small number of institutional investors. There is no existing trading market for the exchange notes. We do not intend to apply for listing or quotation of the exchange notes on any exchange and no one has informed us that they intend to make a market in the exchange notes. Consequently, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. As a result, the market price of the exchange notes could be adversely affected.

Certain holders may need to comply with the registration and prospectus delivery requirements of the Securities Act.

        Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided the holder acquired the exchange notes in the ordinary course of its business and has no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on the applicable interpretations of the SEC and must therefore comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        Any broker-dealer that exchanges its outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes or that resells exchange notes that were received by it for its own account in the exchange offer may be deemed to have received restricted notes and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive exchange notes in the exchange offer if the exchange offer procedure is not followed.

        We will issue the exchange notes in exchange for your outstanding notes only if you tender the outstanding notes and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If you are the beneficial holder of outstanding notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact that person and instruct it to tender on your behalf.

FORWARD-LOOKING STATEMENTS

        From time to time, in this prospectus and the documents incorporated by reference in it, as well as in other written reports and oral statements, we discuss our expectations regarding future performance. For example, portions of the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Annual Report on Form 10-K incorporated by reference in this prospectus contain various "forward-looking statements," within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including those relating to our possible or assumed future results of operations, business and earnings outlook, and those preceded by, followed by, or that include the words "will," "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. For those statements, we claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995.

        Forward-looking statements are based on our management's knowledge and belief as of today and include information concerning our possible or assumed future financial condition, and our results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond our ability to control or predict, could cause future results to differ, even materially, from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in our market, (4) higher-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) unanticipated changes in regulatory, judicial, or legislative tax treatment of business transactions, (8) unknown economic impacts caused by the State of California's budget shortfall, and (9) economic uncertainty created by worldwide political and social unrest, hostilities and military action, terrorist attacks and related events. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending and related recessionary trends could adversely affect our performance in a number of ways, including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and we do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings, except as may be required by law.

        For a more complete discussion of these risks and uncertainties, see our Annual Report on Form 10-K incorporated by reference into this prospectus, and particularly the section therein entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995."

CITY NATIONAL CORPORATION

        We are a bank holding company registered with the Federal Reserve under the Bank Holding Company Act of 1956, as amended. Our primary wholly-owned subsidiary, City National Bank, was founded in 1953 and commenced business operations in January 1954. We were organized in Delaware in 1968 to acquire the outstanding capital stock of the Bank. As of December 31, 2002, on a consolidated basis, our total assets were approximately $11.9 billion, our total deposits were approximately $9.8 billion, our total shareholders' equity was approximately $1.1 billion, and we had approximately $19.5 billion in investment and trust assets under management or administration. The Bank is the second largest independent bank headquartered in California, providing banking, investment and trust services through 54 offices, including an office in New York and 12 full-service regional centers in Southern California and the San Francisco Bay Area.

        We and our subsidiaries are engaged in one operating segment: providing private and business banking, including investment and trust services. The Bank's principal client base comprises small- to mid-sized businesses, entrepreneurs, professionals, and affluent individuals. The Bank typically serves clients through relationship banking. It seeks to build client relationships with a high level of personal service and tailored products through private and commercial banking teams, product specialists and investment advisors to facilitate the client, where appropriate for the client, to use multiple services and products offered by us. Through our subsidiary Reed, Conner & Birdwell, Inc. and City National Investments, a division of the Bank, we offer a broad range of loans, deposit, cash management, international banking, and other products and services, and lend, invest, and provide services in accordance with our Community Reinvestment Act commitment. Through City National Investments, we offer personal and employee benefit trust services, including 401(k) and defined benefit plans, manage investments for clients, and engage in securities sales and trading. The Bank also manages and offers mutual funds under the name of CNI Charter Funds.

        Our headquarters are located at City National Center, 400 North Roxbury Drive, Beverly Hills, California 90210, and our telephone number is (310) 888-6000. Our common stock is listed on the New York Stock Exchange under the trading symbol "CYN."

Recent Developments

  CCM Acquisition

        On April 1, 2003, we completed the acquisition of Convergent Capital Management LLC, or CCM, a privately held Chicago-based company, and substantially all of its asset management holdings, including its majority ownership interests in eight asset management firms and minority interests in two additional firms. Combined, these ten firms manage assets of $6.5 billion as of December 31, 2002. The purchase price was $49 million, comprised of cash and the assumption of approximately $7.5 million of debt, subject to closing adjustments. CCM is the third acquisition we have made to expand our wealth management businesses. In 1998, the Bank purchased North American Trust Company, and in 2000 City National Corporation acquired the asset management firm of Reed, Conner & Birdwell, Inc.

  New York Office

        On December 16, 2002, we announced the opening by the Bank of a New York City office, offering private banking, business banking and other specialized services to our California clients who conduct business on both coasts as well as to private banking clients who reside or do business in New York. The opening of this office was made possible by our acquisition in December 2002 of the Newburgh, N.Y., branch of Fleet National Bank, which was also our first acquisition outside the state of California.

SELECTED FINANCIAL DATA

        The following table presents selected consolidated historical and other financial data about us and our consolidated subsidiaries as of, and for each of the five years ended, December 31, 2002. Such data should be read in conjunction with, and is qualified in its entirety by, the more detailed information, Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and notes thereto in the reports we filed with the SEC as described under the captions "Where You Can Find More Information" and "Incorporation by Reference." The selected consolidated balance sheet data for the years ended December 31, 2002 and 2001 and the consolidated statement of operations data for each of the years in the three-year period ended December 31, 2002 are derived from our consolidated financial statements incorporated in this prospectus by reference, which financial statements have been audited by KPMG LLP, independent auditors, whose report thereon contained an explanatory paragraph stating that we changed our accounting for goodwill and other intangible assets in 2002 and for derivatives and hedging activities in 2001. The selected consolidated balance sheet data presented below as of December 31, 2000, 1999 and 1998 and the consolidated statement of operations data presented below for the years ended December 31, 1999 and 1998 are derived from our financial statements not included herein which have been audited by KPMG LLP, independent auditors.

	As of or for the year ended December 31,
In thousands, except per share data
	2002	2001	2000	1999	1998
Statement of Operations Data:
Interest income	$609,700	$625,248	$646,288	$470,446	$423,949
Interest expense	94,444	191,094	239,772	148,441	130,278

Net interest income	515,256	434,154	406,516	322,005	293,671
Provision for credit losses	67,000	35,000	21,500	—	—
Noninterest income	146,293	132,384	109,484	87,212	67,684
Noninterest expense	332,591	313,395	294,770	241,803	211,331

Income before taxes	261,958	218,143	199,730	167,414	150,024
Income taxes	78,858	71,973	68,070	59,307	53,796

Net Income	$183,100	$146,170	$131,660	$108,107	$96,228

Adjusted net income(1)	$183,100	$159,038	$142,883	$113,278	$99,577

Per Share Data:
Net income per share, basic	$3.69	$3.05	$2.79	$2.37	$2.08
Net income per share, diluted	3.56	2.96	2.72	2.30	2.00
Adjusted net income per share, diluted(1)	3.56	3.22	2.95	2.41	2.07
Cash dividends declared	0.78	0.74	0.70	0.66	0.56
Book value per share	22.66	18.50	15.61	12.58	12.21
Shares used to compute income per share, basic	49,563	47,896	47,178	45,683	46,357
Shares used to compute income per share, diluted	51,389	49,376	48,393	46,938	48,141
Balance Sheet Data—At Period End:
Assets	$11,870,392	$10,176,316	$9,096,669	$7,213,619	$6,427,781
Deposits	9,839,698	8,131,202	7,408,670	5,669,409	4,887,402
Loans	7,999,470	7,159,206	6,527,145	5,490,669	4,530,427
Securities	2,226,656	1,814,839	1,547,844	1,102,092	1,012,526
Interest-earning assets	10,858,337	9,447,311	8,286,067	6,677,475	5,982,968
Shareholders' equity	1,109,959	890,577	743,648	571,646	561,803
Balance Sheet Data—Average Balances:
Assets	$10,891,575	$9,328,512	$8,426,129	$6,488,834	$5,633,829
Deposits	8,639,546	7,067,984	6,334,846	4,809,800	4,267,602
Loans	7,822,653	6,713,315	6,236,334	4,822,254	4,213,853
Securities	1,968,498	1,656,028	1,350,971	1,050,716	842,346
Interest-earning assets	9,996,998	8,520,242	7,698,884	5,985,018	5,187,897
Shareholders' equity	1,049,393	825,344	667,618	564,091	538,426

Asset Quality:
Nonaccrual loans	$71,357	$38,563	$61,986	$25,288	$23,138
ORE	670	10	522	1,413	3,480

	$72,027	$38,573	$62,508	$26,701	$26,618

Performance Ratios:
Return on average assets	1.68%	1.57%	1.56%	1.67%	1.71%
Return on average shareholders' equity	17.45	17.71	19.72	19.16	17.87
Return on average assets adjusted (1)	1.68	1.70	1.70	1.75	1.77
Return on average shareholders' equity adjusted (1)	17.45	19.27	19.21	19.82	17.72
Net interest spread	4.65	3.95	3.81	4.12	4.27
Net interest margin	5.30	5.26	5.44	5.56	5.86
Average shareholders' equity to average assets	9.63	8.85	7.92	8.69	9.56
Dividend payout ratio per share	21.10	24.26	24.95	27.91	27.06
Adjusted dividend payout ratio per share (1)	21.10	22.30	23.00	26.64	26.15
Efficiency ratio (2)	49.20	54.08	55.76	57.58	56.87
Efficiency ratio adjusted (1)(2)	49.20	51.86	53.64	56.35	55.97
Asset Quality Ratios:
Nonaccrual loans to total loans	0.89%	0.54%	0.95%	0.46%	0.51%
Nonaccrual loans and ORE to total loans and ORE	0.90	0.54	0.96	0.49	0.59
Allowance for credit losses to total loans	2.06	2.00	2.07	2.44	2.99
Allowance for credit losses to nonaccrual loans	230.53	370.46	218.49	530.20	584.92
Net (charge offs) recoveries to average loans	(0.69)	(0.41)	(0.48)	(0.10)	(0.12)

(1)
Adjusted balances reflect the elimination of goodwill amortization of $12,868, $11,223, $5,171, and $3,349 for the years ended December 31, 2001, 2000, 1999 and 1998, respectively, to reflect all periods on a comparable basis.

(2)
The efficiency ratio is defined as noninterest expense excluding ORE expense divided by total revenue (net interest income on a tax-equivalent basis and noninterest income).

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

        The following table describes our consolidated ratios of earnings to fixed charges for the periods indicated.

	2002		2001		2000		1999		1998
Consolidated Ratio of Earnings to Fixed Charges:
Excluding Interest on Deposits	9.87	x	4.44	x	3.24	x	3.84	x	4.26	x
Excluding Interest on Deposits, as adjusted (1)	9.87	x	4.64	x	3.37	x	3.93	x	4.31	x
Including Interest on Deposits	3.61	x	2.11	x	1.82	x	2.10	x	2.13	x
Including Interest on Deposits, as adjusted (1)	3.61	x	2.17	x	1.86	x	2.13	x	2.15	x

(1)
Adjusted balances reflect the elimination of goodwill amortization of $12,868, $11,223, $5,171, and $3,349 for the years ended December 31, 2001, 2000, 1999 and 1998, respectively, to reflect all periods on a comparable basis.

        The consolidated ratio of earnings to fixed charges has been computed by dividing adjusted income before income taxes plus fixed charges by fixed charges. Fixed charges, excluding interest on deposits, consist of interest on indebtedness other than deposits and the portion of rental expense deemed representative of an interest factor. Fixed charges, including interest on deposits, consist of both the foregoing items plus interest on deposits.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under a registration rights agreement we entered into with the initial purchasers of the outstanding notes. We will not receive proceeds from the issuance of the exchange notes we are offering. In consideration for issuing the exchange notes in exchange for outstanding notes as described in this prospectus, we will receive outstanding notes of like principal amount. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled. Accordingly, the issuance of the exchange notes will not result in any increase in our outstanding debt.

CAPITALIZATION

        The following table sets forth our unaudited consolidated capitalization as of December 31, 2002, on an actual basis and "as adjusted" to give effect to the sale of the outstanding notes (on February 13, 2003) as if it had occurred on December 31, 2002. You should read this summary in conjunction with "Selected Financial Data" included elsewhere in this prospectus and our audited consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which is incorporated by reference in this prospectus. See "Where You Can Find More Information."

	December 31, 2002
Dollars in thousands
	Actual	As Adjusted
Long-Term Debt:
Long-Term Borrowings(1)	$65,265	$65,265
6.375% Subordinated Note due 2008	136,682	136,682
6.75% Subordinated Note due 2011	167,113	167,113
Equity Participation Notes(2)	3,417	3,417

5.125% Senior Notes due 2013	—	225,000

	$372,477	$597,477

Preferred Stock(3)	$20,679	$20,679

Stockholders' Equity:
Common Stock, par value $1.00; authorized 75,000,000; issued 50, 282,733	50,283	50,283
Addition Paid-in Capital	400,866	400,866
Retained Earnings	675,195	675,195
Accumulated Other Comprehensive Income	40,400	40,400
Treasury Stock, at cost; 1,299,312 shares	(56,785)	(56,785)

Total Stockholders' Equity	$1,109,959	$1,109,959

Total Long-Term Debt, Preferred Stock and Stockholders' Equity	$1,503,115	$1,728,115

Capital Ratios(4):
Tier I Capital Ratio	9.87%	9.82%
Risk Adjusted Capital Ratio	14.26	14.19
Leverage Capital Ratio	7.55	7.55

(1)
Consists of advances from the Federal Home Loan Bank.

(2)
We issued the equity participation notes in connection with our acquisition of Reed, Conner & Birdwell. The equity participation notes mature on December 31, 2003 and December 31, 2005. The notes accrue interest equal to 20% of the operating income of Reed, Conner & Birdwell through December 31, 2003 and 10% of the operating income of Reed, Conner & Birdwell for 2004 and 2005 (as defined in the notes). The notes can be redeemed at our option after December 31, 2002 and December 31, 2004, respectively.

(3)
The preferred stock is issued by CN Real Estate Corporation and by CN Real Estate Corporation II (which are real estate investment trusts, or REITs), is perpetual in life and qualifies as Tier 1 capital for regulatory capital purposes. All of the common stock of the REITs are owned by us or our subsidiaries. Under certain instances, the Office of the Comptroller of the Currency can require the conversion of this preferred stock into preferred stock of the Bank. Dividends on the preferred stock are only payable as declared by each REIT's board of directors and are not cumulative. However, dividends on the common stock of the REITs are not permitted to be paid unless dividends have been paid on the preferred stock for the current quarter. The preferred stock can be called, depending on the issue, after three, five and twenty years from the date of initial issuance.

(4)
Capital ratios shown in the "as adjusted" column assume that the net proceeds of approximately $221.5 million received from the sale of the outstanding notes are invested in short-term money market instruments.

SUPERVISION AND REGULATION

General

        Bank holding companies and banks are extensively regulated under both federal and state law. This regulation is intended primarily for the protection of depositors, the deposit insurance fund, and other of our clients, and not for the benefit of our stockholders. Set forth below is a summary description of the material laws and regulations which relate to the operations of City National Corporation, as a bank holding company, and of the Bank. This description is qualified in its entirety by reference to the applicable laws and regulations.

City National Corporation

        As a registered bank holding company, we are subject to regulation by the Federal Reserve under the Bank Holding Company Act of 1956, as amended, or BHCA. In exercising its regulatory authority, the Federal Reserve may:

  •
  conduct examinations of us and our subsidiaries;
  •
  require us to terminate activities that the Federal Reserve believes constitute a significant risk to the financial safety, soundness, or stability of us or any of our banking subsidiaries;
  •
  limit our ability to repurchase or redeem our equity securities;
  •
  restrict certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or furnishing of services;
  •
  require us to obtain the prior approval of the Federal Reserve before acquiring another bank holding company or a bank; and
  •
  prohibit us, except in certain statutorily prescribed instances, from acquiring or engaging in non-banking activities, other than any activities that are deemed by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. See "—Financial Services Modernization Legislation" below.

        Under Federal Reserve regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve's policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve to be an unsafe and unsound banking practice or a violation of the Federal Reserve's regulations or both.

City National Bank

        The Bank, as a national banking association, is subject to primary supervision, examination, and regulation by the Office of the Comptroller of the Currency, or OCC. To a lesser extent, the Bank is also subject to certain regulations promulgated by the Federal Reserve and the Federal Deposit Insurance Corporation, or FDIC. If, as a result of an examination of a bank, the OCC should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of the bank's operations are unsatisfactory or that the bank or its management is violating or has violated any law or regulation, various remedies are available to the OCC. These remedies include the power to enjoin "unsafe or unsound" practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of the bank, to assess civil monetary penalties, to remove officers and directors, and ultimately to terminate the bank's deposit insurance.

        Various requirements and restrictions under the laws of the United States affect the operations of the Bank. Statutes and regulations relate to many aspects of the Bank's operations, including reserves against deposits, ownership of deposit accounts, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices, and capital requirements. Further, the Bank is required to maintain certain levels of capital. See "—Capital Standards" below.

Financial Services Modernization Legislation

        The Gramm-Leach-Bliley Act of 1999, or Financial Services Modernization Act, has established a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the BHCA framework to permit a bank holding company to engage in a full range of financial activities through a new type of entity known as a financial holding company. "Financial activities" include not only banking, insurance, and securities activities, but also merchant banking and additional activities that the Federal Reserve, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

        In order for City National Corporation to take advantage of the ability to affiliate with certain other financial services providers, we must elect to become a "financial holding company." We currently meet the requirements to make an election to become a financial holding company. We have not determined at this time to seek an election to become a financial holding company. We continue to examine our strategic business plan to determine whether, based on market conditions, the relative financial conditions of us and our subsidiaries, regulatory capital requirements, general economic conditions, and other factors, we desire to use any of the expanded powers provided in the Financial Services Modernization Act.

        The Financial Services Modernization Act also permits national banks to engage in expanded activities through the formation of financial subsidiaries. A national bank may have a subsidiary engage in any activity authorized for national banks directly or any financial activity, except for, among others, insurance underwriting, insurance investments or merchant banking, which may only be conducted through a subsidiary of a financial holding company. Financial activities include all other activities permitted under new sections of the BHCA or permitted by regulation.

        A national bank seeking to have a financial subsidiary must be "well-capitalized" and "well-managed." The total assets of all financial subsidiaries may not exceed the lesser of 45% of a bank's total assets, or $50 billion. Further, if the bank is among the 50 largest in the United States, as is the Bank, it must have an issue of unsecured long-term debt rated in one of the top three investment grade categories. The Bank does not currently qualify to have a financial subsidiary because its credit rating is not in one of the three highest investment grade ratings. National banks, whether qualified to have a financial subsidiary or not, may still conduct activities authorized for national banks directly through operating subsidiaries.

        We do not believe that the Financial Services Modernization Act will have a material adverse effect on operations in the near term. However, to the extent that it permits banks, securities firms, and insurance companies to affiliate, the financial services industry may experience further consolidation. The Financial Services Modernization Act grants to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, this Act may have the result of increasing the amount of competition that we and the Bank face from larger institutions and other types of companies offering financial products, many of which may have substantially more financial resources than us and the Bank.

        Pursuant to the Financial Services Modernization Act, federal banking regulators have adopted rules that limit the ability of banks and other financial institutions to disclose non-public information about consumers to non-affiliated third parties. These rules require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to a non-affiliated third party.

        In addition, the Financial Services Modernization Act directed federal banking regulators to adopt consumer protection rules for the sale of insurance products by depository institutions. These rules prohibit depository institutions from conditioning an extension of credit on the consumer's purchase of an insurance product or annuity from the depository institution or from any of its affiliates, or on the consumer's agreement not to obtain, or a prohibition on the consumer from obtaining, an insurance product or annuity from an unaffiliated entity. Furthermore, to the extent practicable, a depository institution must keep insurance and annuity sales activities physically segregated from the areas where retail deposits are routinely accepted from the general public. Finally, the rules contain required disclosures and addresses cross marketing and referral fees.

USA Patriot Act

        The USA Patriot Act of 2001 strengthens the ability of various agencies of the United States to work cohesively to combat terrorism on a variety of fronts. The impact of the Act on financial institutions of all kinds is significant and wide ranging. The Act contains sweeping anti-money laundering and financial transparency laws and requires various regulations, including:

  •
  due diligence requirements for financial institutions that administer, maintain, or manage private bank accounts or correspondent accounts for non-U.S. persons;
  •
  standards for verifying customer identification at account opening;
  •
  rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering;
  •
  reports by non-financial trades and business filed with the Treasury Department's Financial Crimes Enforcement Network for transactions exceeding $10,000; and
  •
  filing of suspicious activities reports by brokers and dealers if they believe a customer may be violating U.S. laws and implementing regulations.

        We are not able to predict the impact of such law on our financial condition or results of operations at this time since the regulations for this law are in proposed form and have yet to be finalized.

Dividends and Other Transfers of Funds

        City National Corporation is a legal entity separate and distinct from the Bank. Dividends from the Bank constitute our principal source of income. The Bank is subject to various statutory and regulatory restrictions on its ability to pay dividends to us. Under such restrictions, at December 31, 2002 the Bank could have paid dividends of $136.3 million to us without obtaining prior approval of its banking regulators. In addition, the Federal Reserve has the authority to prohibit the Bank from paying dividends, depending upon the Bank's financial condition, if such payment is deemed to constitute an unsafe or unsound practice.

        The OCC also has the authority to prohibit the Bank from engaging in activities that, in its opinion, constitute unsafe or unsound practices in conducting its business. It is possible, depending upon the financial condition of the Bank and other factors, that the OCC could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice. Further, the bank regulatory agencies have established guidelines with respect to the maintenance of appropriate levels of capital by banks or bank holding companies under their jurisdiction. Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of federal law could limit the amount of dividends which we or the Bank may pay.

        Federal law limits the ability of the Bank or its subsidiaries to extend credit to us or other affiliates, to invest in stock or other securities thereof, to take such securities as collateral for loans, and to purchase assets from us or other affiliates. These restrictions prevent us and such other affiliates from borrowing from the Bank unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by the Bank to or in us or any other affiliate are limited individually to 10.0% of the Bank's capital and surplus and in the aggregate to 20.0% of the Bank's capital and surplus. For more information, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K, which is incorporated by reference in this prospectus. Additional restrictions on transactions with affiliates may be imposed on the Bank under the prompt corrective action provisions of federal law. See "—Prompt Corrective Action and Other Enforcement Mechanisms" below.

Capital Standards

        Each federal banking agency has adopted risk-based capital regulations under which a banking organization's capital is compared to the risk associated with its operations for both transactions reported on the balance sheet as assets as well as transactions which are off-balance sheet items, such as letters of credit and recourse arrangements. Under the capital regulations, the nominal dollar amounts of assets and the balance sheet equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as commercial loans.

        In addition to the risk-based capital guidelines, federal banking agencies require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated composite 1 under the "Uniform Financial Institutions Rating System (CAMELS)" for banks, which rating is the highest of the five categories used by the federal banking agencies to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets is 3%. For all but the most highly rated banking organizations, the minimum leverage ratio of Tier 1 capital to total assets is 4%. Banking organizations with supervisory, financial, operational, or managerial weaknesses, as well as organizations that are anticipating or experiencing significant growth, are expected to maintain capital ratios above the minimum levels. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the federal banking agencies have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

        At December 31, 2002, we and the Bank each exceeded the required risk-based capital ratios for classification as "well capitalized," as well as the required minimum leverage ratios. For more information, see our Annual Report on Form 10-K incorporated by reference in this prospectus.

Prompt Corrective Action and Other Enforcement Mechanisms

        Federal banking agencies possess broad powers to take corrective and other supervisory action to resolve the problems of insured depository institutions, including but not limited to those institutions that fall below one or more prescribed minimum capital ratios.

        An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat a significantly under-capitalized institution as critically undercapitalized unless its capital ratio actually warrants such treatment.

        In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation, or any condition imposed in writing by the agency or any written agreement with the agency.

Safety and Soundness Standards

        As required by the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended, the federal banking agencies have adopted guidelines designed to assist the federal banking agencies in identifying and addressing potential safety and soundness concerns before capital becomes impaired. The guidelines set forth operational and managerial standards relating to: (1) internal controls, information systems, and internal audit systems, (2) loan documentation, (3) credit underwriting, (4) asset growth, (5) earnings, and (6) compensation, fees, and benefits. In addition, the federal banking agencies have also adopted safety and soundness guidelines with respect to asset quality and earnings standards. These guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. Under these standards, an insured depository institution should: (1) conduct periodic asset quality reviews to identify problem assets, (2) estimate the inherent losses in problem assets and establish allowances that are sufficient to absorb estimated losses, (3) compare problem asset totals to capital, (4) take appropriate corrective action to resolve problem assets, (5) consider the size and potential risks of material asset concentrations, and (6) provide periodic asset quality reports with adequate information for management and the board of directors to assess the level of asset risk. These guidelines also set forth standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient for the maintenance of adequate capital and reserves.

        Federal regulations require banks to maintain adequate valuation allowances for potential credit losses. We have an internal risk analysis and review staff that continually reviews loan quality and ultimately reports to the Audit Committee. This analysis includes a detailed review of the classification and categorization of problem loans, assessment of the overall quality and collectibility of the loan portfolio, consideration of loan loss experience, trends in problem loans, concentration of credit risk, and current economic conditions, particularly in California. Based on this analysis, management, with the review and approval of the Audit Committee, determines the adequate level of allowance required. The allowance for credit losses is allocated to different segments of the loan portfolio, but the entire allowance is available for the loan portfolio in its entirety.

Premiums for Deposit Insurance

        The Bank's deposit accounts are insured by the Bank Insurance Fund, or BIF, as administered by the FDIC, up to the maximum permitted by law. Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC or the institution's primary regulator.

        The FDIC charges an annual assessment for the insurance of deposits, which as of December 31, 2002 ranged from zero to 27 cents per $100 of insured deposits, based on the risk a particular institution poses to its deposit insurance fund. The risk classification is based on an institution's capital group and supervisory subgroup assignment. An institution's capital group is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized, or less than adequately capitalized. An institution's supervisory subgroup assignment is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. In addition to its normal deposit insurance premium as a member of the BIF, the Bank must pay an additional premium toward the retirement of the Financing Corporation bonds, or FICO Bonds, issued in the 1980s to assist in the recovery of the savings and loan industry. In 2002 this premium was approximately 1.8 cents per $100 of insured deposits.

Interstate Banking and Branching

        The BHCA permits bank holding companies from any state to acquire banks and bank holding companies located in any other state, subject to certain conditions, including certain nationwide- and state-imposed concentration limits. We have the ability, subject to certain restrictions, to acquire by acquisition or merger branches outside our home state. The establishment of new interstate branches is also possible in those states with laws that expressly permit it. Interstate branches are subject to certain laws of the states in which they are located. Competition may increase further as banks branch across state lines and enter new markets. In December 2002, we purchased an existing branch in New York and opened a private banking facility. From time to time, we may consider, and if deemed feasible, we may engage, in additional interstate branch acquisitions.

Community Reinvestment Act and Fair Lending Developments

        The Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act, or CRA, activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low- and moderate-income neighborhoods. A bank may be subject to substantial penalties and corrective measures for a violation of certain fair lending laws. The federal banking agencies may take compliance with such laws and CRA obligations into account when regulating and supervising other activities.

        A bank's compliance with its CRA obligations is based on a performance-based evaluation system which bases CRA ratings on an institution's lending, service and investment performance. When a bank holding company applies for approval to acquire a bank or other bank holding company, the Federal Reserve will review the assessment of each subsidiary bank of the applicant bank holding company, and such records may be the basis for denying the application. In connection with its assessment of CRA performance, the appropriate bank regulatory agency assigns a rating of "outstanding," "satisfactory," "needs to improve," or "substantial noncompliance." A bank's CRA rating will also affect the ability of the bank and its bank holding company to take advantage of the new powers granted by the Financial Services Modernization Act. Based on the most current examination report dated January 10, 2000, the Bank was rated "satisfactory." See "—Financial Services Modernization Legislation" above.

Investment Advisers Act

        Under the Investment Advisers Act of 1940, investment advisers—such as our subsidiary Reed, Conner & Birdwell, Inc., and City National Asset Management, Inc., a subsidiary of the Bank—that manage $25 million or more in client assets or that act as adviser to a registered investment company must register with the SEC.

Future Legislation

        Various legislation is from time to time introduced in Congress and state legislatures with respect to the regulation of financial institutions. Such legislation may change banking statutes and our operating environment and the operating environment of our subsidiaries in substantial and unpredictable ways. We cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations, would have upon the financial condition or results of operations of us or our subsidiaries.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of those notes, pursuant to which we agreed to file and to use our reasonable best efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the outstanding notes for the exchange notes. See "Registration Rights." We are making this exchange offer to fulfill our contractual obligations under that agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

        Pursuant to the exchange offer, we will issue the exchange notes in exchange for outstanding notes. The form and terms of the exchange notes are substantially the same as the form and terms of the outstanding notes, except that the exchange notes (1) will have been registered under the Securities Act and therefore will not be subject to the restrictions on transfer (and related legends) applicable to the outstanding notes and (2) will not contain registration rights or provide for any increase in the interest rate related to our failure to fulfill our obligations under the registration rights agreement to register the outstanding notes and complete the exchange offer. The exchange notes will evidence the same debt as the outstanding notes and will be issued under and entitled to the benefits of the same indenture under which the outstanding notes were issued. See "Description of the Exchange Notes" for more information on the terms of the exchange notes.

        We are not making the exchange offer to, and will not accept tenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities and blue sky laws of that jurisdiction. When we refer to a "holder" with respect to the exchange offer, unless the context otherwise requires, we refer to any person in whose name the outstanding notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose outstanding notes are held of record by The Depository Trust Company, the book-entry transfer facility for the notes, who desires to deliver such outstanding notes by book-entry transfer at DTC.

        We make no recommendation to the holders of outstanding notes as to whether to tender or refrain from tendering all or any portion of their outstanding notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of outstanding notes must make their own decision whether and what aggregate amount of outstanding notes to tender pursuant to the exchange offer, after reading this entire prospectus (including the section entitled "Risk Factors" and the documents incorporated by reference in the prospectus) and the letter of transmittal that has been filed as an exhibit to the registration statement of which this prospectus is a part.    Holders are urged to consult their financial and tax advisors in making their own decision on what action to take.

Terms of the Exchange

        Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange outstanding notes that are properly tendered and not withdrawn at or before the expiration date. As of the date of this prospectus, $225,000,000 aggregate principal amount of the outstanding notes is outstanding, all of which are registered in the name of Cede & Co., as nominee for DTC. This prospectus, together with the letter of transmittal, is first being sent on or about                        , 2003, to all holders of outstanding notes known to us. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. Outstanding notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of that amount.

        Our acceptance of a tender of outstanding notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

Expiration, Extension and Amendment

        The exchange offer will expire at 5:00 p.m., New York City Time, on            , 2003. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date. The term "expiration date" as used in this prospectus means the latest time and date to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any outstanding notes by giving oral or written notice of the extension to the exchange agent. During any extension period, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

        Our obligation to accept outstanding notes for exchange in the exchange offer is subject to the conditions described below under "—Conditions to the Exchange Offer." We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under that heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the exchange agent as promptly as practicable. If we change the terms of the exchange offer in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes. If the change is made less than five business days before the expiration date of the exchange offer, we will extend the offer so that holders will have at least five business days to tender. We will notify holders of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date.

Procedures for Tendering

  Valid Tender

        Except as described below, a tendering holder must, prior to the expiration date, transmit to U.S. Bank National Association, the exchange agent, at the address listed under the heading "—Exchange Agent":

  •
  a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or
  •
  if notes are tendered in accordance with the book-entry procedures listed below, an agent's message in lieu of the letter of transmittal.

        In addition, either:

  •
  the exchange agent must receive outstanding notes along with the letter of transmittal; or
  •
  the exchange agent must receive, before expiration date of the exchange offer, a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below; or
  •
  the holder must comply with the guaranteed delivery procedures described below.

        The term "agent's message" means a message, transmitted to the exchange agent's account at DTC and received by the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

        If the letter of transmittal is signed by a person other than the registered holder of outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder exactly as the name of the registered holder appears on the outstanding notes, and an "eligible institution" (as defined below) must guarantee the signature.

        If the letter of transmittal or any outstanding notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

        By tendering, each holder will represent to us that (1) the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder, (2) neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes, (3) the holder is not an "affiliate" (as defined in Rule 405 of the Securities Act) of City National Corporation or, if it is such an affiliate, that it understands and acknowledges that the exchange notes may not be offered for resale, resold or otherwise transferred by it without registration under, or an exemption from, the Securities Act, (4) the holder, if not a broker-dealer, is not engaged in and does not intend to engage in a distribution of the exchange notes, (5) the holder, if a broker-dealer, is receiving exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, and (6) the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

        Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 210 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        The method of delivery of outstanding notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or outstanding notes to us.

        If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account.

  Signature Guarantees

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the outstanding notes surrendered for exchange are tendered:

  •
  by a registered holder of the outstanding notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or
  •
  for the account of an "eligible institution."

        If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an "eligible institution." An "eligible institution" is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

  Book-Entry Transfer

        The exchange agent will make a request to establish an account for the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of outstanding notes by causing DTC to transfer those outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against that participant.

        Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address listed under "—Exchange Agent" at or prior to the expiration date. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at DTC or all documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

        Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

  Guaranteed Delivery

        If a registered holder of outstanding notes desires to tender the outstanding notes, and the outstanding notes are not immediately available, or time will not permit the holder's outstanding notes or the letter of transmittal or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery:
  •
  stating the name and address of the holder of outstanding notes and the amount of outstanding notes tendered,
  •
  stating that the tender is being made, and
  •
  guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent's message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and
  •
  the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent's message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Determination of Validity

        We will determine in our sole discretion all questions as to the validity, form and eligibility of outstanding notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts, acceptance and withdrawal of tenders. These determinations will be final and binding. We reserve the right to reject any particular outstanding note not properly tendered or of which our acceptance might, in our judgment, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of the exchange offer as to any particular outstanding note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding note, either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we will determine.

        Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of outstanding notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notification of any defect or irregularity.

Acceptance of Outstanding Notes for Exchange; Issuance of Exchange Notes

        Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and not withdrawn. We will issue the exchange notes promptly after acceptance of the outstanding notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

        In all cases, issuance of exchange notes for outstanding notes will be made only after timely receipt by the exchange agent of:

  •
  certificates for the outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent's account at DTC;
  •
  a properly completed and duly executed letter of transmittal or an agent's message; and
  •
  any other required documents.

        Unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder of the outstanding notes. In the case of outstanding notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged outstanding notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer. For each outstanding note accepted for exchange, the holder of the outstanding note will receive an exchange note having a principal amount equal to that of the surrendered outstanding note.

Interest Payments on the Exchange Notes

        The exchange notes will bear interest from the most recent date to which interest has been paid on the outstanding notes exchanged therefor or, if no interest has been paid on such outstanding notes, from February 13, 2003. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date on which interest has been paid or, if no interest has been paid, from February 13, 2003. Outstanding notes accepted for exchange will cease to accrue interest from and after such date. Holders of outstanding notes whose outstanding notes are accepted for exchange will not receive any payment in respect of accrued interest on such outstanding notes.

Withdrawal Rights

        Tenders of outstanding notes may be withdrawn at any time prior to the expiration date of the exchange offer.

        For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated under "—Exchange Agent" prior to the expiration date of the exchange offer. Any notice of withdrawal must:

  •
  specify the name of the person, which we refer to as the "depositor," having tendered the outstanding notes to be withdrawn;
  •
  identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes;
  •
  contain a statement that the holder is withdrawing its election to have the outstanding notes exchanged;
  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes in the name of the person withdrawing the tender; and
  •
  specify the name in which the outstanding notes are registered, if different from that of the depositor.

        If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If outstanding notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

        Any outstanding notes properly withdrawn will be deemed not to have been validly tendered for exchange. Exchange notes will not be issued in exchange unless the outstanding notes so withdrawn are validly re-tendered. Properly withdrawn outstanding notes may be re-tendered by following the procedures described under "—Procedures for Tendering" above at any time at or before the expiration date.

        We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination will be final and binding on all parties.

Conditions to the Exchange Offer

        Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any outstanding notes for any exchange notes, and, as described below, may terminate the exchange offer, whether or not any outstanding notes have been accepted for exchange, or may waive any of the conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

  •
  the exchange notes to be received will not be tradable by the holder, without restriction under the Securities Act and the Exchange Act and without material restrictions under the securities or blue sky laws of substantially all of the states of the United States;
  •
  the exchange offer, or the making of an exchange by a holder of outstanding notes, violates any applicable law or any applicable interpretation of the staff of the SEC; or
  •
  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

        In addition, we will not be obligated to accept for exchange outstanding notes of any holder that has not made to us:

  •
  the representations described under "Procedures for Tendering" and in the letter of transmittal; and
  •
  any other representations that may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

        If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any outstanding notes have been accepted for exchange, or may waive either such condition or otherwise amend the terms of the exchange offer in any respect. See "—Expiration, Extension and Amendment" above.

Exchange Agent

        We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. Delivery of the letters of transmittal and any other required documents, and all questions and requests for assistance relating to the exchange offer, should be directed to the exchange agent as follows:

By Registered or Certified Mail:	By Overnight Courier:	By Hand:	By Facsimile (for Eligible Institutions only):
U.S. Bank National Association Corporate Trust Services P.O. Box 64485 St. Paul, MN 55164-9549 Attn: Specialized Finance	U.S. Bank National Association Corporate Trust Services 180 East Fifth Street, 4th Floor St. Paul, MN 55101 Attn: Specialized Finance	U.S. Bank National Association Corporate Trust Services 100 Wall Street, 16th Floor New York, NY 10005 Attn: Bond Drop Window	651-244-1537 Attn: Specialized Finance Confirm by Telephone: 651-244-1197

For Information Call: 213-533-8765

        Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

        The principal solicitation is being made by mail by U.S. Bank National Association, as exchange agent; however, additional solicitation may be made by telegraph, facsimile transmission, telephone or in person by our officers and regular employees or those of our affiliates. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the exchange notes, filing fees, blue sky fees, accounting and legal fees and printing and distribution expenses.

Transfer Taxes

        Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting treatment

        We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

Repurchase of Outstanding Notes

        We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, we have no present plans to acquire any outstanding notes that are not tendered in the exchange offer.

DESCRIPTION OF THE EXCHANGE NOTES

        We will issue the exchange notes under the same indenture, dated as of February 13, 2003, between us and U.S. Bank National Association, as trustee, under which the outstanding notes were issued, as the same may be amended or supplemented from time to time. By its terms the indenture incorporates certain provisions of the Trust Indenture Act of 1939 as in effect on the date of the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the exchange notes. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part.

        The following describes the general terms and provisions of the exchange notes. This description is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture.

        In this "Description of the Exchange Notes," unless otherwise indicated, all references to "City National Corporation," "we," "us," and "our" are only to City National Corporation and not to any of its subsidiaries.

General

        The exchange notes initially will be limited to an aggregate principal amount of $225,000,000, subject to our ability to "reopen" the series of exchange notes and issue additional exchange notes of the same series. The exchange notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiple of that amount. We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system. Payment of the full principal amount of the exchange notes will be due on February 15, 2013.

        The exchange notes are unsecured unsubordinated obligations of ours and will rank equally with our other unsecured unsubordinated indebtedness. The exchange notes are not deposits or other obligations of a bank or savings association and are not insured or guaranteed by the FDIC or any other governmental agency.

        We are a holding company and we conduct substantially all of our operations through our principal subsidiary Bank and our other subsidiaries. As a result, our ability to make payments on the exchange notes will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. There are various regulatory restrictions on the ability of the Bank to pay dividends or make other payments to us. See "Supervision and Regulation—Dividends and Other Transfers of Funds."

        In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary's liquidation or otherwise, and thus your ability as a holder of the exchange notes to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary (including, in the case of the Bank, its depositors), except to the extent that we are a creditor of such subsidiary with claims that are recognized. As a result, the exchange notes effectively will be subordinated to all existing and future liabilities and obligations of our subsidiaries, including deposit liabilities.

Interest

        The exchange notes will bear interest at a fixed rate of 5.125% per annum from the most recent date to which interest has been paid on the outstanding notes exchanged therefor or, if no interest has been paid on such outstanding notes, from February 13, 2003, to but excluding their maturity date, which is February 15, 2013. We will pay interest semi-annually on February 15 and August 15 of each year, beginning on August 15, 2003. All payments of interest will be made to the persons in whose names the exchange notes are registered on the 15th calendar day prior to the interest payment date, whether or not such day is a business day. Interest on the exchange notes at maturity will be payable to the persons to whom principal is payable. A "business day" means any day, other than a Saturday or a Sunday, on which banking institutions in Los Angeles, California and New York City, New York are open for business.

        We will compute the amount of interest payable on the exchange notes for any full semi-annual period on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any partial semi-annual period will be computed based on the actual number of days elapsed during that 180-day period.

        If any interest payment date or the date of maturity of the exchange notes is not a business day, then we will pay the amount payable on that date on the next succeeding day that is a business day, without making any additional interest or other payments because of the delay.

        Payments of principal, interest and other amounts on the exchange notes issued in book-entry form will be made as described below under "—Book Entry; Delivery and Form."

Redemption

        The exchange notes may not be redeemed, in whole or in part, prior to maturity. The exchange notes are not subject to any sinking fund.

Certain Covenants

  Limitation on Disposition of Stock of City National Bank

        The indenture contains a covenant by us that, so long as any of the exchange notes issued under the indenture are outstanding (but subject to our right to consolidate with or merge into another person or dispose of our assets substantially as an entirety to another person, as permitted under the covenant described below under "—Consolidation, Merger or Sale of Assets"), neither we nor any intermediate subsidiary (as defined below) will dispose of any shares of voting stock of the Bank (or any securities convertible into, or options, warrants or rights to purchase, shares of voting stock of the Bank), except to us or an intermediate subsidiary. In addition, the covenant provides that neither we nor any intermediate subsidiary will permit the Bank to issue any shares of its voting stock (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, its voting stock), other than to us or an intermediate subsidiary, nor will we permit any intermediate subsidiary to cease to be an intermediate subsidiary (unless, after giving effect to such transaction, we and all intermediate subsidiaries taken together continue to own at least 80% of the voting stock of the Bank, free and clear of any security interest). These restrictions will not apply if:

  •
  any disposition of voting stock of the Bank (or any securities convertible into, or options, warrants or rights to purchase shares of, voting stock of the Bank) is made for fair market value, as determined by our board of directors or the board of directors of the intermediate subsidiary, and

  •
  after giving effect to the transaction, we and any one or more of our intermediate subsidiaries will own collectively at least 80% of the issued and outstanding voting stock of the Bank (or any successor to the Bank) free and clear of any security interest.

        The above covenant also does not restrict the Bank from being consolidated with or merged into another domestic banking corporation, if after the merger or consolidation we and any one or more intermediate subsidiaries own at least 80% of the voting stock of the resulting bank and no Event of Default (as defined below) (and no event which, after notice or lapse of time or both, would become an Event of Default) occurred and is continuing.

        An "intermediate subsidiary" is defined in the indenture as a subsidiary (1) that is organized under the laws of any domestic jurisdiction and (2) of which all the shares of capital stock, and all securities convertible into, and options, warrants and rights to purchase shares of such capital stock, are owned directly or indirectly by us, free and clear of any security interest.

        We may omit to comply with this covenant with respect to the securities of any series if, before such compliance, the holders of at least 50% in principal amount of outstanding securities of that series waive such compliance.

  Consolidation, Merger or Sale of Assets

        The indenture provides that we may, without the consent of the holders of any of the exchange notes outstanding under the indenture, consolidate with, merge into or transfer our assets substantially as an entirety to any person, if, among other requirements of the indenture:

  •
  any successor (if other than us) expressly assumes our payment obligations under the exchange notes and the performance of our covenants under the indenture; and

  •
  immediately after giving effect to the transaction, there is no Event of Default (or event which, after notice or lapse of time or both, would become an Event of Default) that is continuing.

        If these conditions are met, any consolidation, merger or transfer of assets substantially as an entirety we may effect will not create an Event of Default which would entitle holders of the exchange notes, or the trustee on their behalf, to take any of the actions described below under "—Events of Default, Waivers, Etc."

        The indenture and the exchange notes do not contain, among other things, provisions which would afford holders of the exchange notes protection in the event of a highly leveraged or other transaction involving our company which could adversely affect the holders of the exchange notes. Those provisions would only apply if such transaction were structured to include a merger or consolidation of our company or a disposition of our assets substantially as an entirety.

Modification of the Indenture; Waiver of Covenants

        The indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding securities of each affected series issued under the indenture, including the exchange notes, we and the trustee may make modifications to the indenture that are otherwise not permitted under the indenture without the consent of the holders. However, no such modification may be made without the consent of the holder of each affected security which would, among other things:

  •
  change the maturity of the principal of, or of any installment of interest (or premium, if any) on, any outstanding security;

  •
  reduce the principal amount of, any premium on, or the rate of interest on any outstanding security;

  •
  change our obligation to pay additional amounts, if any are payable on any outstanding security;

  •
  change the method of calculation of interest or the currency of payment of principal or interest (or premium, if any) on any outstanding security;

  •
  reduce the minimum rate of interest payable on any outstanding security;

  •
  impair the right to bring suit for the enforcement of any such payment on or with respect to any such outstanding security;

  •
  reduce the amount of principal of an original issue discount security that would be due and payable upon an acceleration of the maturity of that security;

  •
  reduce the percentage in principal amount of outstanding securities of any series required to modify, or waive a default under, the indenture; or

  •
  change our obligation to maintain an office or agency as required by the indenture.

Events of Default, Waivers, Etc.

        An Event of Default with respect to the exchange notes is defined in the indenture as:

  (i)
  default in the payment of principal of or premium, if any, on any exchange notes when due and payable;

  (ii)
  default in the payment of interest on any exchange notes when due and payable, which continues for 30 days;

  (iii)
  default in the performance by us of any of our other covenants in the indenture with respect to the exchange notes, which continues for 90 days after written notice; and

  (iv)
  events of bankruptcy, insolvency or reorganization of our company.

        If an Event of Default with respect to the exchange notes occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the exchange notes outstanding may declare the principal amount (or, for any exchange notes issued as original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all exchange notes to be immediately due and payable. The holders of a majority in aggregate principal amount of the exchange notes may waive an Event of Default resulting in acceleration of the exchange notes, but only if all Events of Default with respect to the exchange notes (other than the one resulting in acceleration) have been remedied and all payments due (other than those due as a result of acceleration) have been made.

        If an Event of Default with respect to the exchange notes occurs and is continuing, the trustee may, in its discretion, proceed to protect the rights of the holders of all the exchange notes, and will do so if requested in writing by holders of not less than a majority in aggregate principal amount of the exchange notes, upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to the other requirements of the indenture. Prior to acceleration of maturity of the exchange notes, the holders of a majority in aggregate principal amount of the exchange notes may waive any past default under the indenture except a default (1) in the payment of principal of, premium, if any, or interest on the exchange notes or (2) with respect to a covenant or other provision of the indenture that could not be modified without the consent of the holder of each outstanding security of the affected series.

        The indenture provides that upon the occurrence of an Event of Default with respect to the exchange notes specified in clauses (i) or (ii) of this section, we will, upon demand of the trustee, pay to it, for the benefit of the holder of any such note, the whole amount then due and payable on such exchange notes for principal, premium, if any, and interest. The indenture further provides that if we fail to pay such amount upon such demand, the trustee may, among other things, institute a judicial proceeding for the collection of the amount due.

        The indenture also provides that notwithstanding any other provision of the indenture, the holder of any exchange notes will have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on such exchange notes when due and that such right will not be impaired without the consent of such holder.

        We are required to file annually with the applicable trustee a written statement as to the existence or nonexistence of defaults under the indenture or the exchange notes.

Book-Entry; Delivery and Form

  The Global Notes

        The exchange notes will be issued in the form of one or more registered notes in global form, without interest coupons. The global notes will be deposited on the issue date with the Depository Trust Company, or DTC, as depository, and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

        Except as described below, the global notes may be transferred in whole, and not in part, solely to another nominee of DTC or a successor to DTC or its nominee. All interests in the global notes may be subject to the procedures and requirements of DTC.

  Certain Book-Entry Procedures for the Global Notes

        The descriptions of the operations and procedures of DTC described below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

        DTC has advised us that it is (1) a limited purpose trust company organized under the banking laws of the State of New York, (2) a "banking organization" within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System, (4) a "clearing corporation" within the meaning of the New York Uniform Commercial Code, as amended and (5) a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its direct participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, referred to as "indirect participants," that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. Investors who are not participants may beneficially own exchange notes held by or on behalf of DTC only through direct participants or indirect participants.

        Pursuant to procedures established by DTC, upon deposit of each of the global notes, DTC will credit the accounts of direct participants with an interest in the global notes. Ownership of the exchange notes will be shown on, and the transfer of ownership of exchange notes will be effected only through, records maintained by DTC, with respect to the interests of direct participants, and the records of direct participants and the indirect participants, with respect to the interests of persons other than direct participants.

        The laws of some jurisdictions may require that some types of purchasers of exchange notes take physical delivery of the notes in certificated form. Accordingly, the ability to transfer interests in the exchange notes represented by a global note to these persons may be limited. In addition, because DTC can act only on behalf of its direct participants, who in turn act on behalf of themselves or persons who hold interests through participants, the ability of a person having an interest in exchange notes represented by a global note to pledge or transfer the interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of the interest, may be affected by the lack of a physical certificated note in respect of the interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the interests represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have exchange notes represented by the global note registered in their names, will not receive or be entitled to receive physical delivery of certificated exchange notes, and will not be considered the owners or holders of those notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant, on the procedures of the participant and any other intermediaries through which the holder owns its interest, to exercise any rights of a holder of exchange notes under the indenture or the global note.

        We understand that under existing industry practice, in the event that we request any action of holders of exchange notes, or an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take the action and the participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instruction of the beneficial owners. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of exchange notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the exchange notes. Payments with respect to the principal of, and premium, if any, liquidated damages, if any, and interest on, any exchange notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing the exchange notes under the indenture. Under the terms of the indenture, we may treat, and the trustee may treat, the persons in whose names the exchange notes, including the global notes, are registered as the owners of the exchange notes for the purpose of receiving payment on the exchange notes and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of these amounts to owners of beneficial interests in the global note, including principal, premium, if any, liquidated damages, if any, and interest.

        Payments by the participants and the indirect participants to the owners of beneficial interests in the global notes will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Certificated Notes

        If (1) DTC notifies us that it is no longer willing or able to act as a depository or clearing system for the exchange notes or DTC ceases to be registered or in good standing under the Exchange Act, and a successor depository or clearing system is not appointed within 90 days after we have received notice or become aware of this condition, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of exchange notes in certificated form under the indenture or (3) upon the occurrence and continuation of an event of default under the indenture, then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the owner of the exchange notes represented by the global notes. Upon any such issuance, the trustee is required to register the certificated notes in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to these persons.

        Neither we nor the trustee will be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related exchange notes and each such person may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

REGISTRATION RIGHTS

        We have agreed under a registration rights agreement, dated February 13, 2003, with the initial purchasers of the outstanding notes, for the benefit of the holders of those notes, that we will conduct this exchange offer and, in the circumstances described under "—Shelf Registration" below, register the resale of outstanding notes.

        This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Exchange Offer

        We have agreed pursuant to the registration rights agreement that we will, at our cost:

  •
  not later than June 13, 2003, file with the SEC the registration statement of which this prospectus is a part, which we refer to as the "exchange offer registration statement," with respect to a registered offer to exchange the outstanding notes for the exchange notes, and

  •
  use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act not later than September 11, 2003, and to complete the exchange offer within 45 days after such effectiveness (or if such day is not a business day, the first business day thereafter).

        Upon the effectiveness of the exchange offer registration statement, we will offer the exchange notes in exchange for surrender of the outstanding notes. We will keep the exchange offer open for not less than 20 business days after the date notice of the exchange offer is mailed to the holders of the outstanding notes (or longer if required by applicable law).

        Under existing SEC interpretations, the exchange notes would be freely transferable by holders of the notes other than affiliates of City National Corporation after the exchange offer without further registration under the Securities Act, if the holder of the exchange notes makes the representations referred to below. Any broker-dealer receiving exchange notes in the exchange offer, however, will have a prospectus delivery requirement with respect to resales of the exchange notes. The SEC has taken the position that any such participating broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the outstanding notes) with this prospectus. Under the registration rights agreement, we are required, subject to the terms of that agreement, to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of such exchange notes. A participating broker-dealer that delivers this prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement (including certain indemnification rights and obligations). See "Plan of Distribution."

        If you wish to exchange outstanding notes for exchange notes in the exchange offer, you will be required to make the representations described under "The Exchange Offer—Procedures for Tendering" and in the letter of transmittal.

Shelf Registration

        We have agreed in the registration rights agreement that, in the event that:

  •
  applicable interpretations of the staff of the SEC subsequent to the issuance of the outstanding notes do not permit us to effect the exchange offer as contemplated by the registration rights agreement,

  •
  for any other reason the exchange offer registration statement is not declared effective on or before September 11, 2003, or the exchange offer is not consummated within 45 days after such effectiveness,

  •
  any initial purchaser of the outstanding notes so requests with respect to outstanding notes not eligible to be exchanged for exchange notes in the exchange offer and that are held by it following consummation of the offer, or with respect to any exchange notes constituting part of an unsold allotment that are not freely tradable after the exchange, or

  •
  any holder of outstanding notes (other than an initial purchaser) is not eligible to participate in the exchange offer or does not receive freely tradable exchange notes in the exchange offer other than by reason of such holder being an affiliate of City National Corporation, we will, at our cost:

  •
  as promptly as reasonably practicable (but not later than 45 days after required or requested as provided above), file a shelf registration statement covering resales of the outstanding notes or the exchange notes, as the case may be,

  •
  use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act as promptly as reasonably practicable, and

  •
  use our reasonable best efforts to keep the shelf registration statement continuously effective until two years after its effective date or such shorter period that will terminate when all the outstanding notes or exchange notes, as applicable, covered by the shelf registration statement have been sold thereunder, have become freely tradable under the Securities Act or have otherwise ceased to be eligible for registration under the registration rights agreement.

        We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the outstanding notes or the exchange notes, as the case may be.

        A holder selling such notes or exchange notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder (including certain indemnification obligations).

Additional Interest

        If a registration default (as defined below) occurs, additional interest at a rate of 0.25% per annum will accrue on the principal amount of the applicable outstanding notes and exchange notes (in addition to the stated interest on such outstanding notes and exchange notes) from and including the date on which any such registration default occurs to but excluding the date on which all registration defaults have been cured.

        A "registration default" would occur if:

  •
  on or prior to June 13, 2003, neither the exchange offer registration statement nor the shelf registration statement has been filed with the SEC,

  •
  on or prior to September 11, 2003, neither the exchange offer registration statement nor the shelf registration statement has been declared effective,

  •
  on or prior to the 45th day following effectiveness of the exchange offer registration statement, the exchange offer has not been consummated (provided no shelf registration statement is required or requested to be filed), or

  •
  after either the exchange offer registration statement or the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective or usable in connection with resales of outstanding notes or exchange notes in accordance with and during the periods specified in the registration rights agreement, except as a result of our right to suspend use of such registration statement in accordance with the terms of the registration rights agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following summary describes the material United States federal income tax consequences resulting from the exchange of the outstanding notes for exchange notes pursuant to the exchange offer and the ownership and disposition of the exchange notes. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described below, possibly with retroactive effect. This summary discusses only notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not deal with holders that may be subject to special tax rules (including, but not limited to, insurance companies, tax exempt organizations, financial institutions, retirement plans, regulated investment companies, dealers in securities or currencies, traders in securities who elect to apply the mark-to-market method of accounting, partnerships and other entities treated as pass-through for federal income tax purposes, expatriates, foreign persons, holders whose functional currency is not the United States dollar, and holders of the notes held as part of a "straddle," "hedge," "constructive sale" or "conversion transaction" for federal income tax purposes, or as part of an integrated investment). This summary is for general information only and does not address all aspects of United States federal income taxation that may be relevant to holders of notes in light of their particular circumstances, and it does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Holders of notes should consult their tax advisors as to the application of United States federal tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Exchange Offer

        The issuance of the exchange notes to holders of the outstanding notes pursuant to the terms set forth in this prospectus will not constitute an exchange for United States federal income tax purposes. Accordingly, a holder of outstanding notes will not recognize any taxable gain or loss on the exchange of the outstanding notes for exchange notes pursuant to the exchange offer. For purposes of determining gain or loss upon the subsequent sale, exchange, redemption, retirement, or other disposition of the exchange notes, the holder will have the same adjusted tax basis and holding period in the exchange notes as such holder had in the outstanding notes immediately before the exchange. In general, the issue price and other tax characteristics of the exchange notes should be identical to the issue price and other tax characteristics of the outstanding notes exchanged.

Interest

        Interest on an exchange note generally will be taxable to a holder as ordinary income as it accrues or is received in accordance with the holder's method of accounting for United States federal income tax purposes.

Gain on Disposition

        Upon the sale, exchange, redemption, retirement, or other disposition of an exchange note, a holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption, retirement or other disposition (not including amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income) and such holder's adjusted tax basis in the exchange note. A holder's adjusted tax basis in an exchange note will, in general, be the holder's cost of the outstanding note exchanged therefor pursuant to the exchange offer, less any principal payments received by such holder. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange, retirement or other disposition, the exchange note has been held (including the holding period of the outstanding note exchanged therefor pursuant to the exchange offer) for more than one year. Long-term capital gain recognized by an individual investor will generally be subject to reduced rates of taxation. Certain limitations may apply to the holder's use of capital losses.

Information Reporting and Backup Withholding

        For each calendar year in which the exchange notes are outstanding, we, our agents or paying agents or a broker may be required to provide the IRS with certain information, including the holder's name, address and taxpayer identification number, the aggregate amount of principal and interest (and premium, if any) paid to that holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain holders including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

        In the event that a holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, we, our agents or paying agents or a broker may be required to "backup" withhold at a rate currently equal to 30% on each payment of interest and principal (and premium, if any) and sales proceeds on the exchange notes.

        Backup withholding is not an additional tax; any amounts so withheld may be credited against the United States federal income tax liability of the holder or refunded if the amounts withheld exceed such liability, provided that the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required.

        THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF HIS, HER OR ITS PARTICULAR CIRCUMSTANCES AND TAX SITUATION. EACH HOLDER SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS OR SUBSEQUENT VERSIONS THEREOF.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 210 days after such expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit resulting from any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 210 days after the expiration date of the exchange offer, we will as promptly as practicable send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Notwithstanding the foregoing, we are entitled under the registration rights agreement to suspend the use of this prospectus by any broker-dealers under specified circumstances, in which case the period referred to above will be extended by a number of days equal to the period of suspension.

        We have agreed to pay expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers, and that we will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF THE EXCHANGE NOTES

        The validity of the exchange notes offered hereby will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York.

EXPERTS

        Our consolidated financial statements as of December 31, 2002 and 2001 and for each of the years in the three year period ended December 31, 2002, incorporated by reference in this prospectus, have been audited by KPMG LLP, independent auditors, as stated in their report appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The audit report refers to a change in accounting for goodwill and other intangible assets in 2002 and derivative and hedging activities in 2001.

WHERE YOU CAN FIND MORE INFORMATION

        We are currently subject to the informational requirements of the Securities Exchange Act of 1934. We are required to file annual, quarterly and special reports and other information with the SEC. You may read and copy any of the reports, statements and other information that we file with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol "CYN." You may also inspect the information that we file with the SEC at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the exchange notes offered hereby. This prospectus is a part of that registration statement. This prospectus does not contain all the information set forth in the registration statement or in the exhibits to the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to us and the notes offered hereby, reference is made to the registration statement and the exhibits and the financial statements, notes and schedules filed as part thereof or incorporated by reference therein, which may be inspected as described above. Statements made in this prospectus concerning the contents of any documents referred to in this prospectus are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of the document filed as an exhibit to the registration statement of which this prospectus is a part.

INCORPORATION BY REFERENCE

        Rather than include in this prospectus some of the information that we include in reports filed with the SEC, we are incorporating this information by reference, which means that we are disclosing important information to you by referring to those publicly filed documents that contain the information. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference the following document filed by us:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (filed with the SEC on March 24, 2003); and

  •
  the portions of the Proxy Statement for the annual meeting of stockholders to be held on April 23, 2003 that will be incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

        In addition, all reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus will be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of the filing of such reports and documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide without charge to each person to whom this prospectus is delivered, upon request of such person, a copy of any or all documents that are incorporated in this prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in the document that this prospectus incorporates. You should direct such requests to City National Corporation, City National Center, 400 North Roxbury Drive, Beverly Hills, California 90210, Attention: Heng W. Chen, (213) 347-2646, email: Heng.Chen@cnb.com. You may also obtain copies of some of these documents at our web site at http://www.cnb.com. Information included or referred to on our website is not part of this prospectus.

City National Corporation

$225,000,000 aggregate principal amount of
5.125% Senior Notes Due 2013

OFFER TO EXCHANGE
                        , 2003

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law authorizes City National Corporation to indemnify directors and officers in certain circumstances against liabilities, including expenses, incurred while acting in such capacities; provided, generally, that any such indemnified director or officer acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The City National Corporation By-laws provide for the indemnification of directors and officers to the maximum extent permitted by the Delaware General Corporation Law.

        In addition, the City National Corporation Certificate of Incorporation provides that City National Corporation will eliminate the personal liability of its directors to the fullest extent permitted by the Delaware General Corporation Law, and City National Corporation has entered into indemnification agreements with certain of its directors and officers providing for additional indemnification.

        City National Corporation has policies of directors' and officers' liability insurance which insure directors and officers against the cost of defense, settlement, or payment of a judgment under certain circumstances.

Item 21. Exhibits and Financial Statement Schedules.

  (a)
  The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Document Description
1.1*	Purchase Agreement, dated February 13, 2003, by and among City National Corporation and Salomon Smith Barney Inc., City National Securities, Inc., Credit Suisse First Boston Corporation, Keefe, Bruyette & Woods, Inc. Lehman Brothers Inc. and RBC Dominion Securities Corporation.
3.1
Restated Certificate of Incorporation of City National Corporation as currently in effect (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).
3.1.1
Form of Certificate of Designations of Series A Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).
3.2	Bylaws of City National Corporation, as currently in effect (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).
4.1
Indenture, dated as of February 13, 2003, by and between City National Corporation and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4(d) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
4.2*
Registration Rights Agreement, dated February 13, 2003, by and among City National Corporation and Salomon Smith Barney Inc., City National Securities, Inc., Credit Suisse First Boston Corporation, Keefe, Bruyette & Woods, Inc. Lehman Brothers Inc. and RBC Dominion Securities Corporation.
4.3*	Form of Global Note relating to the 5.125% Senior Notes Due 2013 of City National Corporation.

4.4
Rights Agreement, dated as of February 26, 1997, between the Registrant and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).
5.1*	Opinion of Wachtell, Lipton, Rosen & Katz.
12.1*	Computation of Consolidated Ratios of Earnings to Fixed Charges.
23.1*	Consent of KPMG LLP, independent auditors for City National Corporation.
23.2*	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).
24.1*	Powers of attorney.
25.1*	Form T-1 Statement of Eligibility of U.S. Bank National Association to act as trustee under the indenture.
99.1*	Form of Letter of Transmittal.
99.2*	Form of Notice of Guaranteed Delivery.
99.3*	Form of Letter to brokers, dealers, commercial banks, issuer companies and other nominees.
99.4*	Form of Letter from brokers, dealers, commercial banks, issuer companies and other nominees to their Clients.
99.5*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99.6*	Form of Exchange Agent Agreement between City National Corporation and U.S. Bank National Association, as Exchange Agent.

*
Filed herewith

(b)
Not Applicable

(c)
Not Applicable

Item 22. Undertakings.

        The undersigned Registrant hereby undertakes:

        That for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

        To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on April 8, 2003.

CITY NATIONAL CORPORATION
By:	/s/ MICHAEL B. CAHILL
Name: Michael B. Cahill Title: Executive Vice President, General Counsel and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on April 8, 2003.

* Bram Goldsmith	Chairman of the Board and Director
* Russell Goldsmith	Vice Chairman, Chief Executive Officer and Director (Principal Executive Officer)
* Frank P. Pekny	Chief Financial Officer and Treasurer (Principal Financial Officer)
* Stephen D. McAvoy	Controller (Principal Accounting Officer)
* George H. Benter, Jr.	President and Director
* Richard L. Bloch	Director
* Stuart D. Buchalter	Director

* Kenneth L. Coleman	Director
* Michael L. Meyer	Director
* Ronald L. Olson	Director
* Peter Thomas	Director
* Bob Tuttle	Director
* Andrea Van de Kamp	Director
* Kenneth Ziffren	Director
*By:	/s/ MICHAEL B. CAHILL Michael B. Cahill (as Attorney-in-Fact pursuant to Powers of Attorney filed herewith)

EXHIBIT INDEX

Exhibit No.	Document Description
1.1*	Purchase Agreement, dated February 13, 2003, by and among City National Corporation and Salomon Smith Barney Inc., City National Securities, Inc., Credit Suisse First Boston Corporation, Keefe, Bruyette & Woods, Inc. Lehman Brothers Inc. and RBC Dominion Securities Corporation.
3.1
Restated Certificate of Incorporation of City National Corporation as currently in effect (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).
3.1.1
Form of Certificate of Designations of Series A Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).
3.2	Bylaws of City National Corporation, as currently in effect (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).
4.1
Indenture, dated as of February 13, 2003, by and between City National Corporation and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4(d) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
4.2*
Registration Rights Agreement, dated February 13, 2003, by and among City National Corporation and Salomon Smith Barney Inc., City National Securities, Inc., Credit Suisse First Boston Corporation, Keefe, Bruyette & Woods, Inc. Lehman Brothers Inc. and RBC Dominion Securities Corporation.
4.3*	Form of Global Note relating to the 5.125% Senior Notes Due 2013 of City National Corporation.
4.4
Rights Agreement, dated as of February 26, 1997, between the Registrant and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).
5.1*	Opinion of Wachtell, Lipton, Rosen & Katz.
12.1*	Computation of Consolidated Ratios of Earnings to Fixed Charges.
23.1*	Consent of KPMG LLP, independent auditors for City National Corporation.
23.2*	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).
24.1*	Powers of attorney.
25.1*	Form T-1 Statement of Eligibility of U.S. Bank National Association to act as trustee under the indenture.
99.1*	Form of Letter of Transmittal.
99.2*	Form of Notice of Guaranteed Delivery.
99.3*	Form of Letter to brokers, dealers, commercial banks, issuer companies and other nominees.

99.4*	Form of Letter from brokers, dealers, commercial banks, issuer companies and other nominees to their Clients.
99.5*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99.6*	Form of Exchange Agent Agreement between City National Corporation and U.S. Bank National Association, as Exchange Agent.

*
Filed herewith

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
Our Business
The Exchange Offer
The Exchange Notes
RISK FACTORS
FORWARD-LOOKING STATEMENTS
CITY NATIONAL CORPORATION
Recent Developments
SELECTED FINANCIAL DATA
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
CAPITALIZATION
SUPERVISION AND REGULATION
THE EXCHANGE OFFER
DESCRIPTION OF THE EXCHANGE NOTES
REGISTRATION RIGHTS
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
VALIDITY OF THE EXCHANGE NOTES
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX